UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 16, 2020  (April 15, 2020)

HALLADOR ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Colorado	001-34743	84-1014610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1183 East Canvasback Drive, Terre Haute, Indiana 47802
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: 303-839-5504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange  Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $.01 par value	HNRG	Nasdaq

Item 1.01       Entry into a Material Definitive Agreement

On April 15, 2020, Hallador Energy Company (the “Company”) executed an amendment to its credit agreement with PNC, administrative agent for its lenders. The primary purpose of the amendment is to increase allowable leverage ratios, thereby providing additional liquidity.

The interest rate per the amendment ranges from LIBOR plus 2.75% to LIBOR plus 4.00%, depending on the Company’s leverage ratio. The Company expects the interest rate to be LIBOR plus 3.50% to LIBOR plus 4.00% for the remainder of 2020.

The maximum leverage ratio (total funded debt / trailing 12 months adjusted EBITDA) is as follows:

Fiscal Periods Ending	Ratio
March 31, 2020 and June 30, 2020	4.00X
September 30, 2020 and December 31, 2020	3.50X
March 31, 2021 and June 30, 2021	3.25X
September 30, 2021 and December 31, 2021	3.00X
March 31, 2022 and each fiscal quarter thereafter	2.50X

The debt service coverage ratio (trailing 12 months adjusted EBITDA / annual debt service) was modified and requires a minimum of 1.05X through December 31, 2021 and 1.25X thereafter through the maturity of the credit facility.

A copy of the credit agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2020.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 15, 2020, Hallador Energy Company entered into a promissory note evidencing an unsecured loan in the amount of $10 million made to the Company under the Paycheck Protection Program (the “Loan”). The Paycheck Protection Program (or “PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration. The Loan to the Company is being made through First Financial Bank, N.A., (the “Lender”).

The interest rate on the Loan is 1.00%. Beginning seven months from the date of the Loan, the Company is required to make 24 monthly payments of principal and interest. The promissory note evidencing the Loan contains customary events of default relating to, among other things, payment defaults, making materially false and misleading representations to the SBA or Lender, or breaching the terms of the Loan documents. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining a judgment against the Company.

Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any covered payments of mortgage interest, rent, and utilities. In the event the PPP Loan, or any portion thereof, is forgiven pursuant to the PPP, the amount forgiven is applied to outstanding principal.  The Company intends to use all proceeds from the PPP Loan to maintain payroll and make lease, mortgage interest, and utility payments.

A copy of the promissory note will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2020.

Item 8.01       Other Events

The Company also announced the suspension of its quarterly dividend, indefinitely, which is expected to result in approximately $5 million of annualized cash savings.

Item 9.01       Exhibits

99.1	Press Release “HALLADOR ENERGY ANNOUNCES ACTIONS TO IMPROVE LIQUIDITY AMID COVID-19” dated April 15, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/LAWRENCE D. MARTIN
Date: April 16, 2020	HALLADOR ENERGY COMPANY By: /s/LAWRENCE D. MARTIN Lawrence D. Martin, CFO